Exhibit 99.1

Blockbuster Inc. Names Thomas M. Casey EVP & Chief Financial Officer

DALLAS, Sept. 12, 2007 – Blockbuster Inc. (NYSE: BBI, BBI.B) today announced the appointment of Thomas M. Casey as the company’s new Executive Vice President and Chief Financial Officer (CFO).

Most recently a managing director for Deutsche Bank Securities, Inc., Casey was responsible for the bank’s retail industry relationships in North America and, in that capacity over the course of the past nine years, served as a strategic financial advisor to some of the world’s largest companies in the retail entertainment, food and drug, convenience store, food wholesale and foodservice industries.

Prior to Deutsche Bank, Casey held investment banking positions with Citigroup, Merrill Lynch, and Dillon Read & Co.

“Throughout his more than 20-year career, Tom has been instrumental in helping some of the world’s largest companies successfully formulate their financial and strategic business plans for the future,” said Jim Keyes, Blockbuster Chairman and CEO. “We are very excited to have Tom join our executive team and believe he will contribute significantly to our efforts to pursue the profitable transformation of Blockbuster from a video retailer into a completely convenient source for media entertainment.”

In his new position, Casey will have responsibility for Blockbuster’s financial, accounting and internal audit functions.

Casey earned a Bachelor of Science degree from the U.S. Naval Academy, served as an officer in the U.S. Navy and received his MBA from Harvard Business School.

As of the end of September, Larry Zine, Executive Vice President, Chief Financial Officer and Chief Administrative Officer, who has been with the company since 1999, will be retiring from Blockbuster.

“We appreciate Larry’s leadership and his many contributions to Blockbuster over the past eight years,” said Keyes.

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New Blockbuster CFO Page 2

About Blockbuster

Blockbuster Inc. (NYSE: BBI, BBI.B) is a leading global provider of in-home movie and game entertainment with over 7,800 stores throughout the Americas, Europe, Asia and Australia. The company may be accessed worldwide at www.blockbuster.com.

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Media Contacts:

Karen Raskopf

SVP, Corporate Communications

OR

Randy Hargrove

Sr. Director, Corporate Communications

(214) 854-3190

Investor Contacts:

Angelika Torres

Director, Investor Relations

(214) 854-4279

Forward-Looking Statements

This release includes forward-looking statements related to our operations and business outlook and financial and operational strategies and goals. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict. Therefore, actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Factors that may cause actual results to vary materially include, among others, the factors described in our filings with the SEC, including factors discussed under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006 and under the heading “Disclosure Regarding Forward-Looking Information” in our Form 10-Q for the quarter ended July 1, 2007, as well as changes in the composition of our key management personnel and any shift in strategy in connection therewith. This cautionary statement is provided pursuant to Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.